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                                  EXHIBIT 11
                     SHOP AT HOME, INC. AND SUBSIDIARIES
              SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                                 (UNAUDITED)

                                                                                 Three months ended
                                                                                    September 30,
                                                                      1996                                 1995
                                                                  -----------                          ------------
Net earnings (loss)                                               $   166,493                         $    (393,897)

Interest expense saved from
 conversion of debt                                                    29,582                                     0

Interest expense saved from
 payoff of debt with excess
 proceeds from conversion
 of options and warrants                                               24,848                                     0
                                                                  -----------                         -------------
Adjusted net earnings (loss)                                      $   220,923                         $    (393,897)
                                                                  ===========                         =============


Common shares outstanding                                          10,587,958                            10,194,423

Common equivalent shares
 issuable upon exercise of
 stock options and warrants (1)                                     3,523,408                                     0

Common equivalent shares
 issuable upon conversion
 of debt                                                              563,146                                     0

Common equivalent shares
 issuable upon conversion
 of preferred stock                                                   137,943                                     0
                                                                  -----------                         -------------
Total weighted average shares                                      14,812,455                            10,194,423
                                                                  ===========                         =============

Primary and fully diluted net
 earnings per common and
 equivalent share                                                 $      0.01                         $       (0.04)
                                                                  ===========                         =============

Notes:
(1) Amount calculated using the modified treasury stock method and fair market values.